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--------                                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 FORM 4                                                Washington, D.C. 20549
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/ / Check this box if no                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    longer subject to
    Section 16.  Form 4 or    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    Form 5 obligations may       Section 17(a) of the Public Utility Holding Company Act of 1935 or
    continue.  See                       Section 30(f) of the Investment Company Act of 1940
    Instruction 1(b).

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1. Name and Address of Reporting Person(1)   2. Issuer Name and Ticker or Trading Symbol     6. Relationship of Reporting Person
                                                e-Net Financial.Com Corporation (ENNT)          to Issuer (Check all applicable)
-----------------------------------------------------------------------------------------        Director             10% Owner
    (Last)        (First)        (Middle)    3. I.R.S. Identification   4. Statement for    ----                 ----
    Gadawski      Kevin                         Number of Reporting        Month/Year         X  Officer (Give        Other
---------------------------------------------    Person, if an Entity                       ----          Title  ---- (Specify
            (Street)                                (Voluntary)                  9/00                     Below)       Below)
    3200 Bristol St  Ste 710                                                                      Interim Chief Financial Officer
---------------------------------------------                          -------------------------------------------------------------
                                                                        5. If Amendment,     7. Individual or Joint/Group Filing
                                                                           Date of Original       (Check applicable Line)
                                                                           (Month/Year)        X Form Filed By One Reporting Person
                                                                                              ---
     (City)      (State)            (Zip)                                                        Form Filed By More Than One
    Costa Mesa     Ca               92626                                                     ---Reporting Person
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                   TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
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  Common Stock                     9/1/00         S             7,500      D        .937
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  Common Stock                     9/13/00        S             1,670      D        .937
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  Common Stock                     9/22/00        S             2,500      D        .843
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                                                                                               3,330
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                            TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)

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See Below #1
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See Below #2
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7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
                                       5)         Owned          Direct         (Instr. 4)
                                                  at End         (D) or
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
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Explanation of Responses:

#1 Individual may defer up to 1/3 of his wages per quarter

#2 The Company has a Stock Compensation Plan, pursuant to that, the Plan Administrators may evaluate individual and grant a bonus of up to 35% of his annual wages


                                                                                          /s/ KEVIN GADAWSKI              10/5/00


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
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